EXHIBIT 2.2

WELLSPRING CAPITAL PARTNERS IV, L.P.
Lever House
390 Park Avenue
New York, New York 10022-4608

        February 16, 2006

Checkers Drive-In Restaurants, Inc.
4300 West Cypress Street
Suite 600
Tampa, FL 33607

Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), by and among Checkers Drive-In Restaurants, Inc., a Delaware corporation (the “Company”), Taxi Holdings Corp., a Delaware corporation (“Parent”), and Taxi Acquisition Corp., a Delaware corporation. Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

In the event that the Parent Termination Fee and the Company Expenses shall become due and payable under the terms of the Merger Agreement, Wellspring Capital Partners IV, L.P., a Delaware limited partnership (“Wellspring IV”), shall pay or cause Parent to pay the Parent Termination Fee and the Company Expenses in accordance with the Merger Agreement.

The payment of the Parent Termination Fee and the Company Expenses in accordance with the Merger Agreement shall constitute liquidated damages and, except as provided in Section 7.03(d) of the Merger Agreement, shall constitute the sole and exclusive remedy of the Company for any and all damages arising under or in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement. Except as provided in Section 7.03(c) or 7.03(d) of the Merger Agreement, in no event shall the Company, its Affiliates or any party acting on behalf of the Company or its Affiliates, (i) seek to obtain any recovery or judgment in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in the Merger Agreement, in each case against any of Wellspring IV, Parent, Merger Sub, any of their Affiliates, or any shareholder, partner, trustee, director, officer or agent of Wellspring IV, Parent, Merger Sub or any of their Affiliates. The parties acknowledge that the Parent

Termination Fee and the Company Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Parent Termination Fee and/or the Company Expenses. The Affiliates of each party hereto may rely upon the terms of this paragraph.

This letter (i) together with the Merger Agreement, supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof and thereof, (ii) shall be governed by the laws of the State of New York, (iii) shall not be assigned by either party without the prior written approval of the other party, (iv) shall be binding upon the parties and their respective successors and permitted assigns, (v) except as provided herein, may not be relied upon or enforced by any other person or entity other than the parties hereto and (iv) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument..

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Wellspring the enclosed copy of this commitment letter.

WELLSPRING CAPITAL PARTNERS IV, L.P.
		By:	WCM GenPar IV, L.P., its General Partner

		By:	WCM GenPar IV GP, LLC, its General Partner

		By:	/s/ Carl M. Stanton
Name: Carl M. Stanton Title: Member

Agreed and acknowledged:

CHECKERS DRIVE-IN RESTAURANTS, INC.

By:	/s/ Peter O'Hara
Name: Peter O'Hara Title: Chairman